HPR INC.





                       DIRECTOR TERMINATION BENEFITS PLAN





                            Effective January 1, 1997

                                                     HPR INC.


                                        DIRECTOR TERMINATION BENEFITS PLAN




                                                 TABLE OF CONTENTS




SECTION 1 - GENERAL INFORMATION
   1.1 Adoption and Purpose of Plan
   1.2 Status of Plan
   1.3 Effective Date
   1.4 Plan Year
SECTION 2 - DEFINITIONS
   2.1 "Board"
   2.2 "Change in Control"
   2.3 "Company"
   2.4 "Covered Termination"
   2.5 "Effective Date"
   2.6 "Eligible Director"
   2.7 "ERISA"
   2.8 "Participant"
   2.9 "Plan"
   2.10  "Plan Administrator"
   2.11  "Plan Year"
SECTION 3 - BENEFITS UNDER THE PLAN
   3.1 Types of Benefits
   3.2 Effect of Covered Terminations on Stock Options
SECTION 4 - PLAN AMENDMENT AND TERMINATION
   4.1 Company's Right to Amend or Terminate Plan
   4.2 Method of Amendment or Termination
SECTION 5 - PLAN ADMINISTRATION
   5.1 Plan Administrator
   5.2 Records
   5.3 Reliance
   5.4 Indemnification
SECTION 6 - MISCELLANEOUS  MATTERS
6.1  Information  Required
6.2 No Guaranty of Board  Membership
6.3  Exclusive  Plan
6.4 Sole  Source  for  Benefits
6.5 Non-Alienation
6.6 No Vesting
6.7 Obligations to Pay Taxes
6.8 Governing Law




                         SECTION 1 - GENERAL INFORMATION





         1.1......Adoption  and Purpose of Plan.  The Company hereby adopts this
Director Termination Benefits Plan to provide certain separation benefits to Eligible Directors in accordance with the terms and conditions of the Plan.


     1.2......Status  of Plan.  The Plan and this  document  do not  provide any benefits that are subject to ERISA.


         1.3......Effective Date.  The Plan is effective as of January 1, 1997.

         1.4......Plan Year. For recordkeeping and reporting purposes,  the Plan
Year shall be the twelve-month period ending each December 31.


                             SECTION 2 - DEFINITIONS


         2.1......"Board" means the Company's Board of Directors.


         2.2......"Change  in Control" A Change In Control of the  Company  will occur upon:


         .........(a) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (i) the then outstanding shares of the Company's common stock (the "Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (B) any acquisition by the Company or by any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i) and (ii) of paragraph (c) of this definition are satisfied; or


         .........(b)  Individuals who, as of the Effective Date, constitute the
Board (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote or resolution of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.


         .........(c)  Adoption  by  the  Board  of a  resolution  approving  an agreement of consolidation of the Company with or merger of the Company into another corporation or business entity in each case, unless, following such consolidation or merger, (i) more than 50 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Common Stock and/or Outstanding Company Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided that any right which shall vest by reason of the action of the Board pursuant to this paragraph (c) shall be divested, with respect to any such right not already exercised, upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Company or (B) its abandonment by either party thereto in accordance with its terms; or


         .........(d)  Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of the Company as is required by law or by the Certificate of Incorporation or By-Laws of the Company as then in effect, of a resolution or consent authorizing (i) the liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other business entity with respect to which, following such sale or other disposition, (A) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Common Stock and/or Outstanding Company Voting securities, as the case may be, and (B) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of such corporation or other entity) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; provided that any right which shall vest by reason of the action of the Board or the stockholders pursuant to this paragraph (d) shall be divested, with respect to any such right not already exercised, upon the abandonment by the Company of such dissolution, or such sale or other disposition of assets, as the case may be.


         A Change in Control shall not occur upon the mere reincorporation of the Company in another state.


         2.3......"Company"  means HPR Inc., a corporation  organized  under the laws of Delaware, and its subsidiaries. To the extent required to carry out the intent of this Plan, the term Company shall also refer to the Company's successor following a Change in Control.


         2.4......"Covered Termination" means (a) the resignation of an Eligible
Director or (b) the involuntary termination by action of the Company's shareholders of the Eligible Director's status as a director, in either case as a result of a pending, simultaneous or completed Change in Control, but in the case of resignation by the Eligible Director, only if such resignation either
(i) is requested or required by the acquiring or surviving entity as a condition to the Change in Control or (ii) occurs with the substantially simultaneous resignation of substantially all other Eligible Directors.


         2.5......"Effective Date" means the date set forth in Subsection 1.3 above.


         2.6......"Eligible  Director" means an individual who is a non-employee member of the Incumbent Board (as defined in Subsection 2.2) as of the date on which a Change in Control occurs.


         2.7......"ERISA" means the Employee Retirement Income Security Act of
1974, as amended.





         2.8......"Participant"  means an Eligible  Director  who is entitled to receive termination benefits under the terms and conditions of the Plan.


         2.9......"Plan"  means the Company's  Director  Termination Plan as set forth in this document and in any and all amendments and supplements to this document.


         2.10....."Plan  Administrator"  means the Company or such other person, entity or committee as may be appointed from time to time by the Company to administer the Plan.


         2.11....."Plan  Year" means the annual twelve-month period set forth in
Subsection 1.4 above.


                                        SECTION 3 - BENEFITS UNDER THE PLAN


         3.1......Type  of  Benefits.  An Eligible  Director  whose  status as a director is terminated solely due to a Covered Termination shall be entitled under this Plan to the termination benefits specified in Subsection 3.2 below.


         3.2......Effect of Covered Terminations on Stock Options. The following special provisions shall apply to all options to acquire shares of the Company's capital stock held by a Participant at the time of his or her Covered
Termination, notwithstanding anything to the contrary in the grant of such options or any agreement with respect to such options:


     .01......Accelerated Vesting. One-hundred percent of any such options which are not exercisable as of the date of the Participant's Covered Termination shall become immediately exercisable on such date or, if sooner, on the date that the Company (or its successor following a Change in Control) gives notice that any non-exercisable options will be terminated in accordance with their terms pursuant to a Change in Control without replacement by substitute options of reasonably equivalent value.


     .02......Grace  Period to  Exercise.  Subject  to  clause  .03  below,  all exercisable options held by the Participant (including those which become exercisable pursuant to clause .01 above) on the date of his or her Covered Termination shall remain exercisable for a period of twelve months after such date (and for any longer period that the options would have remained exercisable in accordance with their terms).


     .03......Termination  of Grace  Period.  Notwithstanding  the grace  period provided under clause .02 above, a Participant's options will terminate and cease to be exercisable pursuant to this Plan upon the earliest to occur of:


     .........(a)  The  date  that  such  options  would  have  expired  if  the
Participant had retained his or her status as a director throughout the grace period;


     .........(b) The dissolution of the Company,  but any substitute options in the securities of another company shall not be affected by the Company's dissolution; or

         .........(c)  The date set in any notice given that the options will be terminated in accordance with their terms pursuant to a Change in Control, but any substitute options in the securities of another company shall not be affected by such termination and provided that such substitute options shall be provided under a good-faith reasonable conversion formula if the Company (or its successor following a Change in Control) is reasonably able to do so.


                   SECTION 4 - PLAN AMENDMENT AND TERMINATION


     4.1......Company's  Right to Amend or Terminate Plan. The Company may amend or terminate the Plan only as provided in the applicable one of the following clauses:


     .01......During  the First Two  Years.  This Plan  shall not be  amended or terminated on or before the second anniversary of the Effective Date except as follows:

     .........(a)  To Permit  Pooling:  The Plan may be terminated or amended as necessary pursuant to a majority vote of the Board taken consistently with an understanding that failure to so terminate or amend the Plan would prevent the Company from entering into a then-proposed transaction to be accounted for as a pooling of interests with one or more other entities; provided that such understanding is based reasonably and in good faith upon information provided to the Board by any of the following: (i) the independent accountants of the Company; (ii) the independent accountants of any other party to the proposed transaction; or (iii) the Securities and Exchange Commission.


     .........(b)  To Comply  with Law:  The Plan may be  amended  as  necessary pursuant to a majority vote of the Board taken consistently with a good faith opinion of counsel to either the Company or the Board that such amendment is required by applicable law; provided that the Company shall thereupon use its best efforts to provide the Eligible Directors and the Participants with the value of the benefits intended under this Plan immediately prior to the effective date of the amendment.


     .02......After  the Second Year.  Following the second  anniversary  of the
Effective Date, the Company may amend or terminate this Plan as follows:


     .........(a)  Prior to a Change in Control:  Prior to the  occurrence  of a
Change in Control and following the second anniversary of the then most recent Change in Control, the Company may amend the Plan in any manner at any time and from time to time and may terminate the Plan at any time.

     .........(b) After a Change in Control: After the occurrence of a Change in
Control and until the second anniversary of such Change in Control, this Plan shall not be terminated and shall be amended only in accordance with the provisions of clause .01(b) of this Subsection 4.1.


         4.2......Method   of  Amendment  or   Termination.   Any  amendment  or
termination of the Plan shall be made by a written instrument signed by an officer of the Company upon due authorization by the Board.


                         SECTION 5 - PLAN ADMINISTRATION


         5.1......Plan Administrator.  The Plan Administrator have the authority to control and manage the operation and administration of the Plan, and shall be the agent for service of process against the Plan. The Plan Administrator shall have full power to administer the Plan in all matters, subject to applicable requirements of law. For this purpose, the Plan Administrator's power shall include, but shall not be limited to the following authority, in addition to all other powers provided by the Plan:


     .01......To  make  and  enforce  such  rules  and  regulations  as the Plan
Administrator deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

     .02......To  appoint such agents,  counsel,  accountants,  consultants  and other persons to participate in the administration of the Plan as the Plan Administrator deems appropriate;


     .03......To   allocate  and  delegate  the  responsibilities  of  the  Plan
Administrator and to designate other persons to carry out any of the Plan Administrator's responsibilities; provided that any such allocation, delegation or designation shall be in writing and in accordance with applicable requirements of law;


     .04......To sue or be sued on behalf of the Plan and to appoint  additional agents for service of process; and


         .05......To the fullest extent permitted by law, the Plan Administrator shall have the exclusive responsibility and discretion to decide all matters relating to eligibility, coverage or benefits under the Plan and to interpret all provisions of the Plan and to determine all matters relating to the operation and administration of the Plan. Any determination by the Plan Administrator shall be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.


         5.2......Records. The Plan Administrator shall maintain such records as it deems necessary to determine benefits and eligibility under the Plan and shall make available to each Participant such portions of the records under the Plan as pertain to the Participant, for examination at reasonable times during normal business hours.


         5.3......Reliance.  In administering  the Plan, the Plan  Administrator shall be entitled to the extent permitted by law to rely conclusively on all information (including without limitation all tables, valuations, certificates, opinions and reports) which is furnished by or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Plan Administrator.


         5.4......Indemnification.  Except as prohibited by law, any  individual or individuals serving as Plan Administrator (or as a member of any board or committee that serves as Plan Administrator) shall be indemnified in full by the Company against expenses, including attorneys' fees, and against the amount of any judgment, money decree, fine or penalty, or against the amount of any settlement deemed reasonable by the Board, necessarily paid or incurred by such individual or individuals in connection with or arising out of any claim made, or any civil or criminal action, suit or proceeding of whatever nature brought against such individual, or in which such individual is made a party, or in which such individual is otherwise involved, by reason of being or having been such Plan Administrator (or any member of any such board or committee). Such indemnification shall apply to any such individual even though at the time of such claim, action, suit or proceeding such individual is no longer Plan Administrator (or a member of any such board or committee).


                        SECTION 6 - MISCELLANEOUS MATTERS


         6.1......Information  Required.  Participants  and  Eligible  Directors
shall provide the Plan Administrator with such information and evidence, and shall sign such documents, as may be requested from time to time for the purpose of administering the Plan.


     6.2......No Guaranty of Board Membership. This Plan shall not be a contract for Board membership between the Company and any director.


         6.3......Exclusive  Plan. The Plan shall exclusively  govern any claims for any type of termination benefits as a result of any termination of Board membership due to a Covered Termination on or after the Effective Date, while the Plan remains in effect.


         6.4......Sole Source for Benefits. All benefits provided under the Plan shall be provided solely from the general assets of the Company. Neither the Company nor any director, officer, employee or agent or other representative of the Company shall be liable, otherwise than as expressly provided in the Plan, for the provision of any benefits under the Plan or shall have any other liability to a Participant or to any other person.


         6.5......Non-Alienation.  No benefit under the Plan shall be subject in any manner whatsoever to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, and each and every attempt to alienate, sell, transfer, assign, pledge, attach or encumber any such benefit under the Plan shall be void and of no force and effect whatsoever.


         6.6......No Vesting. No person shall have any vested or non-forfeitable interest at any time in any benefit provided under the Plan.


         6.7......Obligations to Pay Taxes. Each Participant shall be liable for all tax obligations, if any, with respect to any benefit provided pursuant to the Plan and for accurately reporting all such income and paying in full all such taxes to the appropriate federal, state and local authorities.


         6.8......Governing  Law.  The Plan and the rights of all persons  under the Plan shall be construed in accordance with and under applicable provisions of the laws of Massachusetts, except to the extent federal laws pre-empt such laws.


         IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this document, under seal.

                                         HPR INC.


                                         By: /s/ Marcia J. Radosevich
                                         Marcia J. Radosevich
                                         Chairman, President and
                                         Chief Executive Officer

                                                                   Exhibit 10.23


                                         Agreement and Second Amendment to

                                             PRODUCT LICENSE AGREEMENT


         THIS AGREEMENT, dated as of the 12th day of December, 1996:

                   (i) further amends the certain Product License Agreement, dated as of the 17th day of November 1994, as amended by the First Amendment to Product License Agreement, dated as of the 28th day of June, 1995, by and between HPR Inc. (formerly known as Health Payment Review, Inc.), a Delaware corporation ("HPR"), having an address at 245 First Street, Cambridge, Massachusetts 02142, and Symmetry Health Data Systems, Inc., an Arizona corporation ("Symmetry"), having an address at 9605 South 48th Street, Suite 2015, Phoenix, Arizona 85044 (such Product License Agreement, as amended by such First Amendment, to be herein referred to as the "Product License Agreement"); and

                  (ii) provides for certain actions to be taken by HPR following the date of this Agreement.

         Any capitalized term not otherwise defined herein shall have the meaning set forth in the Product License Agreement.

         In consideration of the obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Symmetry and HPR hereby agree as follows:

         1. Effective on the date of this Agreement, Section 3.6 of the Product License Agreement shall be amended to read in its entirety as follows:

         3.6 Usage Data. (a) HPR will make its best efforts to cause all Prospective Licensees (as hereinafter defined) to execute the HPR License Agreement in the form attached as Exhibit B hereto; provided, that such requirement of best efforts shall be deemed satisfied as to any Prospective Licensee if HPR, directly or through a third party reseller, presents for execution the HPR License Agreement containing the language of Exhibit 1 to said Exhibit B, with any changes therein approved in writing by HPR and Symmetry after the date of this Agreement, whether or not such Prospective Licensee executes the same; provided, further, that any purported sublicense of ETG as part of the HPR Product shall be of no force or effect and the requirement of best efforts shall not be deemed satisfied as to any such sublicense unless the executed HPR License Agreement contains at least the following provisions (with any changes therein as are necessary to conform cross references or defined terminology or which Symmetry shall have approved in writing with respect to any specific HPR License Agreement):

                  Licensee shall retain full right and title to its claims and the data contained therein (exclusive of claims and encounter data in a format containing ETG identifiers, which claims and encounter data are subject to the obligations of Licensee as set forth in the following two paragraphs).

                  Except as otherwise required by law or by regulatory agencies or other entities with legal authority to examine the Usage Data, Licensee further agrees not to disclose, permit to be disclosed or otherwise resell or transfer, with or without consideration, all or any portion of the Usage Data to any third party, except that Licensee may disclose the Usage Data to its consultants or agents for the purpose of assisting or advising Licensee; provided, however, that Licensee's consultant or agent shall execute a nondisclosure agreement, in a form consistent with Section 7 of this Agreement, which will prohibit such consultant or agent from using such Usage Data (other than to assist or advise Licensee) and from disclosing such information to any third party. Such nondisclosure agreement must provide that HPR and Symmetry shall be third party beneficiaries of the rights of Licensee thereunder.

                  Licensee and HPR further agree that, in addition to the other rights granted to Symmetry herein, Symmetry shall also be a third party beneficiary of the rights of HPR with respect to the provisions of this Agreement as they relate to the Third Party Software, the Proprietary Information of HPR and the Usage Data. With respect to any period during which Licensee uses the Software, Symmetry shall be expressly entitled to enforce its rights pursuant to the provisions of the Software License Agreement as they relate to the Third Party Software and the Usage Data, regardless of any alleged or actual breach or default hereunder by HPR, claim of offset by Licensee or any expiration or termination of this Agreement.

                  All provisions contained in this Section [7.2] shall survive the termination of this Agreement.

         As used herein, the term "Prospective Licensee" shall mean a person or entity to which HPR has made, on or after September 16, 1996 and directly or through a third party reseller, a proposal for licensing from HPR the HPR Product.

         (b) HPR will make its best efforts to cause licensees of the HPR Product to comply with their obligations, if any, pursuant to the applicable HPR License Agreement, to furnish HPR with Usage Data (as defined in the HPR License Agreement) which may be delivered to Symmetry for the purposes specified in Exhibit 1 to Exhibit B to this Agreement. Without limiting the generality of the foregoing, HPR shall request each licensee with an obligation to furnish Usage Data to deliver the same to HPR no less often than annually, the first such request to be made no later than 15 months after the execution of the applicable HPR License Agreement (or February 28, 1997, if later). HPR shall report to Symmetry no less often than semiannually the status of such requests and deliveries, including any delays anticipated by HPR, the reasons therefor, and, if appropriate, the steps being taken to assist the licensee to make the delivery. The sole remedy of Symmetry in the event of a breach or alleged breach by HPR of its obligations contained in the preceding three sentences shall be to pursue its remedies directly against the licensee or licensees in question, as provided in the applicable HPR License Agreement. To the extent provided in the applicable HPR License Agreement, within 60 days of receipt of such Usage Data from such a licensee, HPR will deliver a copy of the same to Symmetry.

         (c) Symmetry shall have the right to utilize the Usage Data for the purposes and in the form specified in the applicable HPR License Agreement. HPR shall have the right to utilize the Usage Data for the purpose of creating statistical norms only for use with or licensing to HPR customers which licensed the HPR Product; provided, however, that HPR agrees that it will not disclose, permit to be disclosed or otherwise resell or transfer such Usage Data to any person or entity other than HPR customers that have licensed the HPR Product and other than to Symmetry as provided in the applicable HPR License Agreement.

         2. Effective on the date of this Agreement, Exhibit B to the Product License Agreement shall be amended to read in the form of Schedule A hereto (including the new language of Section 7.2 and an Exhibit which contains the same language as Exhibit 1 to Schedule A).

         3. During the 45 day period commencing with the business day after the date of this Agreement (the "45-day period"), HPR shall undertake to obtain from the Episode Profiler licensees listed in Schedule B to this Agreement (the "Schedule B Licensees") a written agreement (a "Usage Data Agreement") substantially in the form of Schedule C to this Agreement, it being agreed that any Usage Data Agreement will be deemed substantially in such form notwithstanding a modification thereof to permit submission of zip codes, contained in the Usage Data to be delivered thereunder, to be at the three-digit level. HPR shall keep Symmetry informed in writing, no less often than weekly during the 45-day period, of HPR's progress in obtaining such Usage Data Agreements from the Schedule B Licensees.

         If, prior to the expiration of the 45-day period, HPR fails to obtain Usage Data Agreements from Schedule B Licensees with covered lives, as shown on Schedule B, of at least 2,335,973 in the aggregate (the "50% test") or to present copies thereof to Symmetry within 5 business days following the expiration of the 45-day period (the "5-day period"), then HPR shall, within 15 business days thereafter, pay the sum of $40,000 to Symmetry. Whether or not HPR obtains and furnishes Usage Data Agreements meeting the 50% test (but provided that HPR makes the foregoing $40,000 payment if required by the immediately preceding sentence), Symmetry shall be deemed to have waived any and all claims for alleged breaches by HPR of the Product License Agreement based on acts or omissions of HPR of the type described in letters from Symmetry's counsel to HPR dated August 16, 1996, August 23, 1996 and August 30, 1996 and occurring or allegedly occurring prior to the expiration of the 45-day period. HPR reasonably believes (but has not independently verified) that the aggregate number of covered lives shown on Schedule B is not overstated.


         4. During the 45-day period, HPR shall also undertake to obtain a Usage Data Agreement from Medical Service Association of Pennsylvania t/d/b/a Pennsylvania Blue Shield ("Pennsylvania Blue Shield"). If within the applicable 45-day or 5-day periods HPR has failed to obtain and deliver to Symmetry a Usage Data Agreement from Pennsylvania Blue Shield, then the royalties to Symmetry with respect to the HPR License with Pennsylvania Blue Shield, and any renewals thereof, shall be increased, with respect to HPR License fees received by HPR from Pennsylvania Blue Shield after the date of this Agreement, to 175% of the royalties otherwise determined in accordance with paragraphs 1, 2 and 3 of Exhibit G to the Product License Agreement.

         5. With respect to any licensee of the HPR Product (i) which first becomes such a licensee after September 15, 1996 and (ii) which does not execute an HPR License Agreement containing a requirement, substantially as provided in
Section 7.2 and Exhibit 1 to Schedule A to this Agreement (it being agreed that any such Exhibit 1 will be deemed substantially as so provided notwithstanding a modification thereof to permit the submission of zip codes, contained in the Usage Data to be delivered thereunder, to be at the three-digit level), that the licensee provide Usage Data to HPR, which in turn may provide it to Symmetry for the purposes specified in Exhibit 1 to Schedule A, the royalties payable to Symmetry with respect to such license shall be 150% of the royalties otherwise computed in accordance with paragraphs 1, 2 and 3 of Exhibit G to the Product License Agreement.

         6. Effective on the date of this Agreement, subparagraph (a) of Section
4.1 of the Product License Agreement shall be amended to read as follows:

         .........(a)  Use, copy,  manufacture,  market and distribute  ETG, the
Documentation and all Enhancements thereto, as incorporated in the HPR Product; provided, however, that such license does not extend to the marketing or distribution of ETG, the Documentation and all Enhancements thereto to manufacturers of pharmaceutical products or pharmacy benefit managers (e.g., Merck/Medco, PCS, etc.); provided, further, that, as soon as practicable, HPR and Symmetry will negotiate in good faith the terms and conditions of an agreement whereby HPR may market to such manufacturers and managers the HPR Product in conjunction with one or more of the products to be developed by Symmetry containing either or both (i) Usage Data obtained by HPR from licensees of the HPR Product, and delivered by HPR to Symmetry, pursuant to HPR License Agreements or (ii) similar usage data obtained by Symmetry from other sources.


         7.  Effective  on the date of this  Agreement,  the first  sentence  of
Section 4.2 of the Product License Agreement shall be amended to read as follows:

         Symmetry agrees, after the date of this Agreement, not to enter into any agreement to license ETG or any Enhancements thereof, directly, through a third party reseller, or knowingly through any other indirect means, to any of the competitors of HPR listed on Exhibit F (the "Competitors"). Notwithstanding the foregoing, if the proposed licensee is a legal entity separate from the Competitor, Symmetry may license ETG or any Enhancements thereof to such separate entity (the "Affiliate"), provided that the license Agreement between Symmetry and the Affiliate shall prohibit the Affiliate from marketing and/or licensing ETG or any Enhancements thereof to or as the representative of the Competitor and shall prohibit the disclosure of proprietary information of Symmetry to the Competitor. Such license agreement shall further require the Affiliate to certify annually that the Affiliate is in compliance with the foregoing restrictions set forth in this Section
         4.2 and that the failure of the Affiliate to provide such certification shall be deemed grounds for termination of the license agreement by Symmetry; and Symmetry will provide copies of such certifications to HPR promptly upon HPR's written request therefor. Further notwithstanding the foregoing, the restrictions set forth in this
         Section 4.2 shall not be deemed to prohibit the Affiliate from marketing and/or licensing ETG or any Enhancements thereof for such Affiliate's own account or to or for any person or entity other than the Competitors, nor shall it be deemed a violation of such restrictions in the event of a merger or other combination including such Affiliate and one or more of the Competitors; provided, however, that the Affiliate or some entity other than one of the Competitors is the entity surviving such merger or other combination. Symmetry hereby represents that, to Symmetry's actual knowledge (but without independent investigation), it has not, prior to the date of this Agreement, licensed or entered into any agreement to license ETG or any Enhancements thereof to any Competitor or any entity which has acquired, or agreed to acquire, by merger or otherwise, all or substantially all of the capital stock or assets of any Competitor.


         8. Effective on the date of this Agreement, Section 6.1 of the Product License Agreement shall be amended to read as follows:

                  6.1 Symmetry shall prepare and distribute to HPR an Enhancement within six (6) months after each annual release of new ICD9 (i.e., International Classification of Diseases, 9th Edition) codes, new CPT (i.e., Current Procedural Terminology) codes, or updates of any other codes with respect to which ETG functions in the future. From time to time, Symmetry will evaluate HPR's requests for functional Enhancements to ETG which are in other competitive claims-based episode grouping products in the marketplace and, as reasonably practicable within legal, financial, time, technical and other functional constraints, provide such Enhancements to HPR in a timely manner; provided, that the only remedy which HPR shall have with respect to any failure of Symmetry to provide such Enhancements to HPR in a timely manner following HPR's request shall be that HPR may develop or acquire such functionality (Section 4.3 notwithstanding). Such Enhancements by Symmetry pursuant to this Section 6.1 shall be furnished for inclusion in the HPR Product at no additional cost to HPR and shall become part of ETG and the Documentation for purposes of this Agreement.

         9. Effective on the date of this Agreement, the list of companies contained in Exhibit F of the Product License Agreement shall be amended to read as follows:

         .........GMIS, Inc.
         .........Electronic Data Systems
         .........Codman Research

         10. Effective on the date of this Agreement, the first sentence of paragraph 1 of Exhibit G to the Product License Agreement shall be amended to delete the words "other than PARS Licensees" at the end thereof.

         11. Effective on the date of this Agreement, paragraph 4 of Exhibit G to the Product License Agreement shall be amended to read as follows:

         Should HPR, through one of its joint marketing agreements with a third party software vendor, including any of those organizations listed on Exhibit F to this Agreement, license an HPR Product to a third party, then HPR will pay a royalty to Symmetry in accordance with the formula in 1 through 3, above, applicable to direct customers of HPR.

         12. Effective on the date of this Agreement, Section 5.4 of the Product License Agreement shall be deleted and paragraph 5 of Exhibit G to the Product License Agreement shall be amended to read as follows:

                  5. HPR will also pay to Symmetry $160,000 per year for the three year period commencing November 17, 1996. Such payments will be due on each November 17 during the applicable period, whether or not this Agreement shall have terminated earlier, the first such payment to be made on or before January 11, 1996. If HPR is able to license the HPR Product to one or more PARS licensees listed on Exhibit E to this Agreement, HPR shall pay to Symmetry annual royalties at the times and in the amounts computed accordance with paragraphs 1, 2 and 3 of this Exhibit G.

         13. Except as amended hereby, the Product License Agreement shall remain in full force and effect in accordance with its terms. The provisions of Sections 14.9 and 14.12 of the Product License Agreement shall apply to this Agreement, whether or not the portion or portions of this Agreement in question purport to amend the Product License Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.


       SYMMETRY HEALTH DATA                   HPR INC.
       SYSTEMS, INC.


By:    /s/ Dennis K. Dang                     By:         /s/ Brian D. Cahill

       Dennis K. Dang                         Brian D. Cahill
         President                            Vice President, Corporate Finance
                                              and Planning

                                   SCHEDULE A

                     Standard HPR Software License Agreement

                                [to be inserted]

                RIDER 7.2 TO HPR INC. SOFTWARE LICENSE AGREEMENT



7.2 Licensee understands and acknowledges that a portion (the "Third Party Software") of the Software has been licensed to HPR from Symmetry Health Data Systems, Inc. ("Symmetry"), a third party proprietor. Licensee agrees to deliver to HPR, upon its request but not more often than semiannually, its claims and encounter data with ETG identifiers resulting from the use by Licensee of the Software, including the Third Party Software (the "Usage Data") for use by HPR in evaluating and improving the Software and for any other uses specified in the Exhibit. Notwithstanding the foregoing sentence or any other provision of this
Agreement:

         Licensee shall retain full right and title to its claims and the data contained therein (exclusive of claims and encounter data in a format containing ETG identifiers, which claims and encounter data are subject to the obligations of Licensee as set forth in the following two paragraphs).

         Except as otherwise required by law or by regulatory agencies or other entities with legal authority to examine the Usage Data, Licensee further agrees not to disclose, permit to be disclosed or otherwise resell or transfer, with or without consideration, all or any portion of the Usage Data to any third party, except that Licensee may disclose the Usage Data to its consultants or agents for the purpose of assisting or advising Licensee; provided, however, that Licensee's consultant or agent shall execute a nondisclosure agreement, in a form consistent with Section 7 of this Agreement, which will prohibit such consultant or agent from using such Usage Data (other than to assist or advise Licensee) and from disclosing such information to any third party. Such nondisclosure agreement must provide that HPR and Symmetry shall be third party beneficiaries of the rights of Licensee thereunder.

         Licensee and HPR further agree that, in addition to the other rights granted to Symmetry herein, Symmetry shall also be a third party beneficiary of the rights of HPR with respect to the provisions of this Agreement as they relate to the Third Party Software, the Proprietary Information of HPR and the Usage Data. With respect to any period during which Licensee uses the Software, Symmetry shall be expressly entitled to enforce its rights pursuant to the provisions of the Software License Agreement as they relate to the Third Party Software and the Usage Data, regardless of any alleged or actual breach or default hereunder by HPR, claim of offset by Licensee or any expiration or termination of this Agreement.

         All provisions contained in this Section 7.2 shall survive the termination of this Agreement.


                EXHIBIT 1 TO HPR INC. SOFTWARE LICENSE AGREEMENT


Section 7 of the HPR software license agreement to which this Exhibit 1 is attached (the "Software License Agreement") requires Licensee to deliver to HPR, no less often than the intervals specified, its Usage Data. Licensee authorizes HPR to deliver a copy of the Usage Data to Symmetry within 60 days following HPR's receipt thereof. The deliveries of Usage Data to HPR and to Symmetry shall be subject to the following terms and conditions:

         (i) such Usage Data will be in the form of so-called "flat" or similar files of Licensee, but may, at the option of Licensee, be subject to a scrambling algorithm consistently applied within each data submission and across all data submissions for Licensee to preserve the confidentiality of identification of the patients and providers contained therein; and, to the extent requested by Licensee, HPR will provide reasonable amounts of assistance in effecting the scrambling;

         (ii) notwithstanding the provisions of Section 7 of the Software License Agreement, Symmetry shall have the right, in Symmetry's sole and absolute discretion, to sell, assign, transfer or convey, with or without consideration, the Usage Data received by Symmetry pursuant to the Software License Agreement, or any data, service or products incorporating or derived in whole or in part from such Usage Data, to any one or more third parties; and

         (iii) Licensee shall retain full right and title to its claims and the data contained therein (exclusive of claims and encounter data in a format containing ETG identifiers, which claims and encounter data are subject to the obligations of Licensee to deliver Usage Data to HPR, to HPR's rights to provide such Usage Data to Symmetry and to the obligations of Licensee as set forth in Section 7.2 of the Software License Agreement).



                                                    SCHEDULE B

                                              USAGE DATA CLIENT LIST


Licensee                                                       City/State                          Covered Lives

Aurora Health Care                                             Milwaukee, WI                              18,000
BCBS Arkansas                                                  Little Rock, AR                           500,000
BCBS North Dakota                                              Fargo, ND                                 360,000
BCBS Tennessee                                                 Chattanooga, TN                         1,000,000
Berkshire Health Plan                                          Wyomissing, PA                             60,000
Carolina Atlantic                                              Charleston, SC                              5,000
ChoiceCare Health Plans                                        Cincinnati, OH                            290,000
Consumer Health Network                                        Piscataway, NJ                            115,000
Cooperative Benefit Administrators                             Lincoln, NE                                61,300
Empire BCBS                                                    Albany, NY                                250,000
First Florida                                                  Macedonia, OH                              10,000
Health Care Plan                                               Buffalo, NY                               130,000
Health Services Corp. of Central NY                            Baldwinsville, NY                          97,755
Healthcare Oklahoma                                            Oklahoma City, OK                           7,000
Healthplan of the Redwoods                                     Santa Rosa, CA                            100,000
Holy Cross                                                     Notre Dame, IN                             25,000
Huron Valley                                                   Ann Arbor, MI                              85,000
In Health/Nationwide                                           Worthington, OH                            40,000
Independent Health                                             Buffalo, NY                               380,000
John Muir Medical                                              Walnut Creek, CA                           30,000
Key Benefit Administrators                                     Indianapolis, IN                           10,000
M-Care                                                         Ann Arbor, MI                             100,000
MD Health Plan                                                 North Haven, CT                           200,000
Memorial Sisters of Charity                                    Houston, TX                                25,000
Memphis Managed Care                                           Memphis, TN                                33,000
National Health Plans                                          Modesto, CA                                55,000
NCRIC PO                                                       Washington, DC                             10,000
Oregon Dental Service                                          Portland, OR                               26,000
Pacific Source Health Care                                     Eugene, OR                                 51,000
PHP Companies                                                  Knoxville, TN                             100,000
Rockford Health Plans                                          Rockford, IL                               44,000
Sagamore                                                       Carmel, IN                                 50,000
SelectCare                                                     Troy, MI                                  218,890
Sierra Health Care                                             Las Vegas, NV                             150,000
Welbourn HMO                                                   Evansville, IN                             35,000

     TOTAL PLAN MEMBERSHIP                                                                             4,671,945

     50% THRESHOLD                                                                                     2,335,973





                                                    SCHEDULE C

                                               USAGE DATA AGREEMENT

                                    Amendment to HPR Software License Agreement

HPR Inc. and the undersigned Licensee are parties to a Software License Agreement covering one or more of the software products of HPR and agree to amend Section 7.2 of the Software License Agreement to read per section I below and to amend the Exhibit to the Software License Agreement to add the language found in section II below (such amendments to be in substitution for any inconsistent provisions of the Software License Agreement):

I. 7.2 Licensee understands and acknowledges that a portion (the "Third Party Software") of the Software has been licensed to HPR from Symmetry Health Data Systems, Inc. ("Symmetry"), a third party proprietor. Licensee agrees to deliver to HPR, upon its request but not more often than semiannually, its claims and encounter data with ETG identifiers resulting from the use by Licensee of the Software, including the Third Party Software (the "Usage Data") for use by HPR in evaluating and improving the Software and for any other uses specified in the Exhibit. Notwithstanding the foregoing sentence or any other provision of this
         Agreement:

         Licensee shall retain full right and title to its claims and the data contained therein (exclusive of claims and encounter data in a format containing ETG identifiers, which claims and encounter data are subject to the obligations of Licensee as set forth in the following two paragraphs).

         Except as otherwise required by law or by regulatory agencies or other entities with legal authority to examine the Usage Data, Licensee further agrees not to disclose, permit to be disclosed or otherwise resell or transfer, with or without consideration, all or any portion of the Usage Data to any third party, except that Licensee may disclose the Usage Data to its consultants or agents for the purpose of assisting or advising Licensee; provided, however, that Licensee's consultant or agent shall execute a nondisclosure agreement, in a form consistent with Section 7 of this Agreement, which will prohibit such consultant or agent from using such Usage Data (other than to assist or advise Licensee) and from disclosing such information to any third party. Such nondisclosure agreement must provide that HPR and Symmetry shall be third party beneficiaries of the rights of Licensee thereunder.

         Licensee and HPR further agree that, in addition to the other rights granted to Symmetry herein, Symmetry shall also be a third party beneficiary of the rights of HPR with respect to the provisions of this Agreement as they relate to the Third Party Software, the Proprietary Information of HPR and the Usage Data. With respect to any period during which Licensee uses the Software, Symmetry shall be expressly entitled to enforce its rights pursuant to the provisions of the Software License Agreement as they relate to the Third Party Software and the Usage Data, regardless of any alleged or actual breach or default hereunder by HPR, claim of offset by Licensee or any expiration or termination of this Agreement.

         All provisions contained in this Section 7.2 shall survive the termination of this Agreement.





II.
                EXHIBIT 1 TO HPR INC. SOFTWARE LICENSE AGREEMENT


     Section 7 of the HPR software license agreement to which this Exhibit 1 is attached (the "Software License Agreement") requires Licensee to deliver to HPR, no less often than the intervals specified, its Usage Data. Licensee authorizes HPR to deliver a copy of the Usage Data to Symmetry within 60 days following HPR's receipt thereof. The deliveries of Usage Data to HPR and to Symmetry shall be subject to the following terms and conditions:

     (i) such Usage Data will be in the form of so-called "flat" or similar files of Licensee, but may, at the option of Licensee, be subject to a scrambling algorithm consistently applied within each data submission and across all data submissions for Licensee to preserve the confidentiality of identification of the patients and providers contained therein; and, to the extent requested by Licensee, HPR will provide reasonable amounts of assistance in effecting the scrambling;

     (ii) notwithstanding the provisions of Section 7 of the Software License Agreement, Symmetry shall have the right, in Symmetry's sole and absolute discretion, to sell, assign, transfer or convey, with or without consideration, the Usage Data received by Symmetry pursuant to the Software License Agreement, or any data, service or products incorporating or derived in whole or in part from such Usage Data, to any one or more third parties; and

     (iii) Licensee shall retain full right and title to its claims and the data contained therein (exclusive of claims and encounter data in a format containing ETG identifiers, which claims and encounter data are subject to the obligations of Licensee to deliver

UsageData to HPR, to HPR's rights to provide such Usage Data to Symmetry and to the obligations of Licensee as set forth in Section 7.2 of the Software License Agreement).


Date of HPR Software License Agreement or applicable exhibit thereto to which this Amendment relates:

-------------------------------